Exhibit 10.3

2016 Stock Appreciation Incentive Plan Award

(Employee Version)

KANSAS CITY SOUTHERN

2008 STOCK OPTION

AND PERFORMANCE AWARD PLAN

RESTRICTED SHARES AWARD AGREEMENT

By this Agreement, Kansas City Southern, a Delaware corporation (the “Company”), awards to you, «Employee», an employee of the Company or an Affiliate, as Grantee, that number of shares (“Restricted Shares”) of the Company’s Common Stock, $.01 par value, set forth below, subject to the terms and conditions set forth below and in the attached Exhibit A hereto and in the Kansas City Southern 2008 Stock Option and Performance Award Plan (including Committee rules, regulations, policies and procedures established thereunder), as may from time to time be amended (the “Plan”), all of which are an integral part of this Agreement.

Grant Date:	«Date»

Total Number of Restricted Shares Subject to Award Agreement:	«Shares»

Performance Goal:	Target Share Price During Five-Year Period Ending «Date»
«RS1»	«$1»*
«RS2»	«$2»*
«RS3»	«$3»*

* Based on 20-day volume-weighted average price of the Company’s stock.

Period of Restriction / Vesting:

If a target Share price goal is met on or prior to [                                    ], then that portion of the Restricted Shares shall vest, and shall no longer be subject to restrictions, on [                                    ].

If a target Share price goal is met on or after [                                    ] but prior to the 5th anniversary of the Grant Date, then a portion of the Restricted Shares shall vest, and shall no longer be subject to restrictions, upon the second Friday immediately following the date the target Share Price is achieved.

If a target Share price goal is not met prior to the 5th anniversary of the Grant Date, then the portion of the Restricted Shares with respect to which such goal was not met shall be forfeited, and all rights to and interest in such forfeited Restricted Shares will terminate.

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The Award evidenced by this Agreement shall not be effective until you have indicated your acceptance of this Agreement by signing one copy of this Agreement in the space provided below and returning it to the Corporate Secretary’s Office, in the envelope provided, promptly after your receipt of this Agreement from the Company. You should retain one copy of this Agreement for your records.

Kansas City Southern

By:
Name and Title

ACCEPTED AND AGREED:

«Employee»
«Address1»
«Address2»

Dated:

EXHIBIT A

to

RESTRICTED SHARES AWARD AGREEMENT

1. Plan Governs. The Award and this Agreement are subject to the terms and conditions of the Plan. The Plan is incorporated in this Agreement by this reference. All capitalized terms used in this Agreement have the meaning set forth in the Plan unless otherwise defined in this Agreement. By executing this Agreement, you acknowledge receipt of a copy of the Plan and the prospectus covering the Plan and you acknowledge that the Award is subject to all the terms and provisions of the Plan. You further agree to accept as binding, conclusive and final all decisions and interpretations by the Plan Committee with respect to any questions arising under the Plan.

2. Payment. The Restricted Shares are awarded to you without requirement of payment.

3. Transfer Restrictions. Until the restrictions lapse, the Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable; provided that the designation of a beneficiary pursuant to the Plan shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Certificates will be transferred to you only as provided in paragraph 4 of this Exhibit A.

4. Record of Ownership. The number of your Restricted Shares with respect to which the restrictions have lapsed will be released from restrictions on the books of the Company. Delivery may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of the New York Stock Exchange. To the extent the Shares are delivered in uncertificated form, those Shares shall be deposited directly with Charles Schwab Trust Company, or such other agent designated by the Company, and the Company may utilize electronic or automated methods to transfer the Shares. Until the restrictions lapse, your Restricted Shares either will be evidenced by certificates held by or on behalf of the Company (in which case you will sign and deliver to the Company a stock power relating to the Restricted Shares so that the Company may cancel the Restricted Shares in the event of forfeiture), or the Restricted Shares will be reflected in a book-entry form or other account maintained by the Company, as determined by the Company.

5. Rights as Stockholder. During the Period of Restriction you will have all of the rights of a stockholder of the Company with respect to the Restricted Shares subject to the provisions of paragraph 3 of this Exhibit A.

6. Lapse of Restrictions Upon Death, Disability or Change of Control. Notwithstanding any provision in this Agreement to the contrary, the Restricted Shares will no longer be subject to restrictions upon the first of the following events to occur:

(a) Your Termination of Affiliation by reason of your death;

(b) Your Termination of Affiliation by reason of your Disability; or

(c) A Change of Control.

7. Lapse of Restrictions Upon Retirement. Notwithstanding any provision in this Agreement to the contrary, if you satisfy the conditions for Retirement (as defined below) prior to the expiration of the Period of Restriction, then a portion of your Restricted Shares shall vest, upon the earlier of: (1) the regularly scheduled vesting date set forth in this Agreement or (2) the second Friday immediately following the date the applicable target Share price is achieved; provided in either case you do not have a Termination of Affiliation prior to such date. For avoidance of doubt, if you retire prior to attainment of the applicable target Share price goal(s) with respect to your Restricted Shares, then such Restricted Shares will be forfeited and all of your rights to and interest in such forfeited Restricted Shares will terminate upon forfeiture.

Although certain of your Restricted Shares may vest as set forth above prior to the expiration of the Period of Restriction, such Shares shall remain subject to the restrictions on transfer set forth in paragraph 3 of this Agreement until the earlier of your Termination of Affiliation or the expiration of the Period of Restriction. For purposes of this Agreement, you will satisfy the conditions for “Retirement” only if you have attained age 55 and completed 10 years of service, or you have attained age 65, prior to your Termination of Affiliation.

8. Acceleration of Vesting. The Committee may at any time or times in its discretion accelerate the vesting of some or all of your Restricted Shares by specifying a date, other than what is provided in this Agreement, on which such Shares will no longer be subject to restrictions. Any such Shares that are then vested under this paragraph 8 will not be forfeited under paragraph 9 of this Exhibit A.

9. Forfeiture. If you have a Termination of Affiliation prior to any of the events specified in paragraph 6 or 7 of this Exhibit A, then upon such Termination of Affiliation you will forfeit any of your Restricted Shares that have not previously vested under this Agreement, and all of your rights to and interest in such forfeited Restricted Shares will terminate upon forfeiture. You agree to immediately repay to the Company all dividends, if any, paid in cash or in stock with respect to your forfeited Restricted Shares.

10. Tax Withholding. As of any date that a required tax withholding liability (“Required Withholding”) occurs, you must remit all amounts necessary to satisfy the Required Withholding. The Company will not deliver Shares to you or release the restrictions on Shares under this Agreement unless you remit (or in appropriate cases agree to remit) or otherwise provide for the Required Withholding as allowed under the Plan, as amended.

11. No Right to Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of the Company or an Affiliate.

12. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By written notice referencing this paragraph of this Agreement, either party may designate a different address for notices. Any notice under this Agreement to the Company shall become effective upon receipt by the Company. Any notice under this Agreement to you will be deemed to have been delivered to you when delivered in person or when deposited in the United States mail, addressed to you at your address on the shareholder records of the Company, or such other address as you have designated under this paragraph.

13. Tax Consultation. Your signature on this Agreement means that you understand that you may incur tax consequences as of any date that a number (which may be all or part) of your Restricted Shares would no longer be forfeited if you were to have a Termination of Affiliation on such date. You agree to consult with any tax consultants you think advisable in connection with the Restricted Shares and you acknowledge that you are not relying, and will not rely, on the Company or any Affiliate for any tax advice. Please see the Plan regarding Code Section 83(b) elections.

14. Amendment. The Company reserves the right to amend the Plan at any time. The Committee reserves the right to amend this Agreement at any time.

15. Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

16. Applicable Law. This Agreement shall be governed by the laws of the State of Delaware other than its laws respecting choice of law.

17. Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

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